Exhibit 99.1

Oncothyreon Reports Second Quarter 2012

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, August 9, 2012/PRNewswire/—Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the second quarter ending June 30, 2012.

Loss from operations increased in the second quarter of 2012 to $8.1 million from $5.8 million in the second quarter of 2011, and to $13.8 million for the six months ended June 30, 2012 compared to $11.7 million for the comparable period in 2011. This increase in loss from operations for the three and six months ended June 30, 2012 compared to prior year periods was primarily the result of increased research and development expenses due to increased development activity for Oncothyreon’s product candidates.

Net loss for the three months ended June 30, 2012 was $8.7 million or $0.15 per basic and diluted share, compared with a net loss of $34.0 million, or $0.91 per basic and diluted share, for the comparable period in 2011. Oncothyreon reported a net income of $1.0 million or $0.02 per basic and $0.28 loss per diluted share for the six months ended June 30, 2012, compared with a net loss of $41.1 million or $1.22 per basic and diluted share for the comparable period in 2011. The decrease in net loss for the three months ended June 30, 2012 compared to the prior year period was primarily attributable to non-cash expense as a result of the change in fair value of warrant liability in the prior year offset by increases in research and development and general and administrative expenses. The increase in net income for the six months ended June 30, 2012 compared to the prior year period net loss was primarily attributable to non-cash income of $15.3 million as a result of the change in fair value of warrant liability partially offset by increases in research and development expenses and decreases in general and administrative expenses.

As of June 30, 2012, Oncothyreon’s cash, cash equivalents and investments were $97.9 million, compared to $66.4 million at December 31, 2011. The $31.5 million increase was attributable to the closing of an April underwritten public offering of 13,512,500 shares of Oncothyreon common stock which generated net proceeds of approximately $50.3 million. This increase was offset in part by $13.2 million cash used in operations, $4.1 million cash used in repayment in full of the initial term loan with General Electric Capital Corporation (GECC), $0.9 million cash used for principal payments on notes payable, and $0.7 million cash used in capital expenditures during the six months ending June 30, 2012.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2012 are expected to be higher when compared to 2011, primarily as a result of the more advanced clinical development of PX-866 and the ongoing Phase 1 clinical trial of ONT-10. Oncothyreon currently expects cash used in operations in 2012 to be between approximately $30.0 million and approximately $33.0 million. This guidance excludes $4.1 million cash used to repay the GECC term loan on June 30, 2012. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, August 9, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its second quarter 2012 financial results, provide a review of its pipeline of products in development and discuss amendments to its previously-filed Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report for the period ended March 31, 2012 to correct calculations of fully-diluted earnings per share for certain periods. The corrections will have no impact on Oncothyreon’s consolidated balance sheets, net income (loss), basic earnings (loss) per share, or its consolidated statements of cash flows or stockholders’ equity for any reported period. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Net Income (Loss) Data

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue
Licensing revenue from collaborative & licensing agreements	$—	$—	$—	$145
Expenses
Research and development	6,279	4,193	10,565	8,381
General and administrative	1,824	1,633	3,279	3,462

Total operating expenses	8,103	5,826	13,844	11,843

Loss from operations	(8,103)	(5,826)	(13,844)	(11,698)

Other income (expense)
Investment and other income (expense), net	52	51	80	364
Interest expense	(146)	(175)	(309)	(274)
Loss on extinguishment of debt	(279)	—	(279)	—
Change in fair value of warrant liability	(259)	(28,023)	15,308	(29,481)

Total other income (expense), net	(632)	(28,147)	14,800	(29,391)

Net income (loss)	$(8,735)	$(33,973)	$956	$(41,089)

Net income (loss) per share—basic	$(0.15)	$(0.91)	$0.02	$(1.22)
Net income (loss) per share—diluted	$(0.15)	$(0.91)	$(0.28)	$(1.22)
Shares used to compute basic net income (loss) per share	56,844,099	37,433,822	50,228,604	33,781,593

Shares used to compute diluted net income (loss) per share	56,844,099	37,433,822	51,723,266	33,781,593

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	June 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$97,901	$66,407
Total assets	$103,518	$71,351
Long term liabilities	$14,622	$33,236
Stockholder’s equity	$85,731	$33,433
Common shares outstanding	57,186,749	43,613,107